Exhibit 99.1

MGC Diagnostics Corporation 350 Oak Grove Parkway Saint Paul, MN 55127 Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports
2013 First Fiscal Quarter Operating Results

SAINT PAUL, MN (March 5, 2013) — MGC Diagnostics Corporation (NASDAQ: MGCD) (formerly Angeion Corporation), a global medical technology company, today reported financial results for the first quarter fiscal 2013 ended January 31, 2013.

First Quarter Highlights:

•	Solid first quarter revenue of $7.0 million, an increase of 9% over the fiscal 2012 first quarter;
•	First quarter 2013 recurring revenue (service and supplies revenues) totaled $2.7 million, or 39% of total first quarter revenue;
•	GPO sales increased 109% to $3.2 million, compared to $1.5 million in the 2012 first quarter;
•	First quarter 2013 maintenance and service contract billings increased 14% on a year-over-year basis, while maintenance and service gross margin improved to 70.8%, compared to 68.4% in the fiscal 2012 fiscal quarter;
•	Spirometry shipments for the first quarter increased 51% to 121 units, compared to 80 units in the prior year’s first quarter;
•	International revenues increased 25% to $1.7 million, compared to $1.4 million in last year’s first quarter;
•	Backlog at January 31, 2013, increased 36% to $530,000, compared to backlog of $390,000 at January 31, 2012;
•	Strong balance sheet with $8.9 million in cash and cash equivalents, $13.2 million of working capital and no long-term debt;
•	At January 31, 2013, the Company had federal net operating loss carry forwards of approximately $14.5 million that may be used to offset a portion of the Company’s future tax liability;
•	Rated #1 in all product and service categories under a December 20, 2012 User Satisfaction Survey by MD Buyline, a provider of objective, evidence-based information used in the selection, acquisition, and management of medical technology;

First quarter fiscal 2013 total revenues increased 9% to $7.0 million compared to $6.4 million in the fiscal 2012 first quarter. Domestic 2013 first quarter sales were $5.3 million, compared to $5.0 million in the 2012 first quarter, while international sales were $1.7 million, versus $1.4 million in last year’s first quarter. For the first quarter, Group Purchasing Organization (“GPO”) sales increased 109% to $3.2 million, as compared to $1.5 million in the prior year’s first quarter. GPO sales accounted for approximately 46% of total sales for the 2013 first quarter, compared to 24% in the 2012 first quarter.

First quarter equipment, supplies and accessories sales totaled $5.8 million, compared to $5.4 million during last year’s first quarter. Service revenues for the first quarter totaled $1.2 million, compared to $1.1 million during last year’s first quarter. The Attachment Rate, which reflects the percentage of Extended Service Contracts added at the point of sale to customer equipment purchases, was 17% for the first quarter of fiscal 2013. The attachment rate has steadily increased from the low single-digit level when the current management team was installed. The Company’s “Real Time Diffusion” (“RTD”) technology continues to do well, with 79% of new pulmonary device equipment sales during the quarter containing RTD capabilities.

Gross margin for the quarter was 54.5% compared to 55.5% in the 2012 first quarter. Gross margin for equipment, supplies and accessories fell to 51.2% for the quarter, compared to 53.0% in the prior year’s quarter, primarily as a result of product mix. Gross margin for services increased to 70.8% for the quarter, compared to 68.4% for the prior year’s quarter primarily as a result of improved pricing.

First quarter 2013 general and administrative expenses totaled $1.4 million versus $1.1 million in the comparable quarter last year. Sales and marketing expenses were $2.1 million compared to $1.8 million in the 2012 first quarter.

For the 2013 first quarter, the Company reported a net loss of $383,000, or ($0.10) per diluted share, versus a net loss of $249,000, or ($0.07) per diluted share, in the 2012 first quarter. During the quarter, the Company incurred non-recurring corporate development expenses of approximately $177,000 while pursuing a potential strategic acquisition. The Company abandoned the acquisition during the later stages of due diligence. The Company also incurred a $28,000 expense related to legal fees regarding an intellectual property dispute. Research and development expenses were $647,000 compared to $810,000 in last year’s first quarter, reflecting cost savings from prior year executive separations and conversion of consulting resources to full time personnel.

Gregg O. Lehman, Ph D., president and chief executive officer of MGC Diagnostics, said, “We are very pleased with the revenue increase achieved in the fiscal 2013 first quarter. The nine percent increase is the highest first quarter revenue increase in nearly a decade. With the implementation of a new strategic initiative to drive improved first quarter sales, our sales force did a great job of converting sales leads into active buyers.”

“We had solid performance across all of our sales channels and geographies. During the quarter, revenue from our GPO distribution channel increased 109%. International sales were up 25%, as we made a number of upgrades in our international distribution group. Extended service contracts sold at the point of sale increased to 17% compared to 7% in Q1 2012. Recurring revenue, which includes supply and service revenue, totaled 39% of total first quarter revenue. Growing our base of recurring revenue, which provides our highest gross margin, will continue to be a core focus. We are off to a good start in fiscal 2013 and we look forward to the rest of the year.”

Dr. Lehman continued, “In January 2013, Denver-based National Jewish Health, known worldwide for treatment of patients with respiratory, cardiac, immune and related disorders, and for groundbreaking medical research, selected MGC Diagnostics as its preferred provider of cardiopulmonary diagnostic technology and equipment. We are proud that an internationally renowned institution the caliber of National Jewish has selected our technology as its preferred option. This was an important competitive win for MGC Diagnostics and marks an important point in the Company’s history as we transition into a leading innovator and aggressive sales and marketing organization. I believe this sets the stage for MGC Diagnostics to attract other leading cardiorespiratory institutions to partner with us. We firmly believe there are other significant opportunities in 2013 and beyond.”

Discontinued Operations

On August 28, 2012, the Company completed the sale of the assets of its New Leaf business to Life Time Fitness, Inc. for $1.235 million. As a result, the Company has reclassified its results for prior periods to eliminate from its statement of comprehensive loss all fiscal 2012 revenues and expenses associated with its New Leaf business and presented the income (loss) from New Leaf activities as “discontinued operations.”

Net Operating Loss Carry Forward

At January 31, 2013, the Company had federal net operating loss carry forwards of approximately $14.5 million, not subject to IRC annual limitations or use. These loss carry forwards will expire in years 2018 through 2032.

Conference Call

The Company has scheduled a conference call for Tuesday, March 5, 2013 at 4:30 p.m. ET to discuss its financial results for the first quarter of fiscal year 2013.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company's website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10025649, through March 12, 2013. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), (formerly Angeion Corporation), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward−looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors¸ see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,“ in the Company’s Form 10-K for the year ended October 31, 2012, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contact:	Wesley W. Winnekins MGC Diagnostics Corporation Chief Financial Officer (651) 484-4874	Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC (602) 889-9700 mgcd@lythampartners.com

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share and per share data)

	January 31, 2013	October 31, 2012
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$8,922	$9,665
Accounts receivable, net of allowance for doubtful accounts of $105 and $98, respectively	6,029	5,860
Inventories, net of obsolescence reserve of $394 and $373, respectively	4,036	3,850
Prepaid expenses and other current assets	298	418
Total current assets	19,285	19,793
Property and equipment, net of accumulated depreciation of $3,925 and $3,876, respectively	753	578
Intangible assets, net	1,771	1,492
Other non-current assets	85	85
Total Assets	$21,894	$21,948
Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$2,006	$2,094
Employee compensation	1,493	1,749
Deferred income	1,994	1,927
Warranty reserve	84	91
Other current liabilities and accrued expenses	509	442
Total current liabilities	6,086	6,303
Long-term liabilities:
Long-term deferred income and other	1,300	895
Total Liabilities	7,386	7,198
Commitments and Contingencies
Shareholders' Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares,4,000,678 and 3,986,350 shares issued and 3,901,607 and 3,885,279 shares outstanding in 2013 and 2012, respectively	390	388
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	21,185	21,046
Accumulated deficit	(7,067)	(6,684)
Total Shareholders' Equity	14,508	14,750
Total Liabilities and Shareholders' Equity	$21,894	$21,948

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY
Consolidated Statements of Comprehensive Loss
(Unaudited in thousands, except per share amounts)

	Three Months Ended January 31,
	2013	2012
Revenues
Equipment, supplies and accessories revenues	$5,806	$5,372
Service revenues	1,202	1,056
	7,008	6,428
Cost of revenues
Cost of equipment, supplies and accessories revenues	2,835	2,525
Cost of service revenues	351	334
	3,186	2,859
Gross margin	3,822	3,569
Operating expenses:
Selling and marketing	2,126	1,775
General and administrative	1,418	1,145
Research and development	647	810
Amortization of intangibles	7	108
	4,198	3,838
Operating loss	(376)	(269)
Interest income	—	4
Loss from continuing operations before taxes	(376)	(265)
Provision for taxes	7	7
Loss from continuing operations	(383)	(272)
Discontinued operations
Income from operations of discontinued operations	—	23
Net loss	(383)	(249)
Other comprehensive loss; net of tax
Unrealized loss on securities	—	(1)
Comprehensive loss	$(383)	$(250)
Loss per share
Basic
From continuing operations	$(0.10)	$(0.07)
From discontinued operations	0.00	0.00
Total	$(0.10)	$(0.07)
Diluted
From continuing operations	$(0.10)	$(0.07)
From discontinued operations	0.00	0.00
Total	$(0.10)	$(0.07)
Weighted average common shares outstanding
Basic	3,891	3,780
Diluted	3,891	3,780

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY
Consolidated Statements of Cash Flows
(Unaudited in thousands)

	Three Months Ended January 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(383)	$(249)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	55	64
Amortization	21	108
Stock-based compensation	101	137
Increase (decrease) in allowance for doubtful accounts	7	(3)
Decrease in inventory obsolescence reserve	21	47
Gain on disposal of equipment	(3)	—
Changes in operating assets and liabilities:
Accounts receivable	(176)	1,063
Inventories	(207)	(419)
Prepaid expenses and other current assets	120	37
Accounts payable	(88)	(189)
Employee compensation	(256)	(202)
Deferred income	314	(218)
Warranty reserve	(7)	(19)
Other current liabilities and accrued expenses	(3)	9
Net cash (used in) provided by operating activities	(484)	166

Cash flows from investing activities:
Sales of investments	—	241
Purchases of property and equipment and intangible assets	(317)	(240)
Net cash (used in) provided by investing activities	(317)	1

Cash flows from financing activities:
Proceeds from issuance of common stock under employee stock purchase plan	68	11
Proceeds from the exercise of stock options	—	40
Repurchase of common stock	—	(5)
Repurchase of common stock upon vesting of restricted stock awards	(10)	—
Net cash provided by financing activities	58	46
Net increase in cash and cash equivalents	(743)	213
Cash and cash equivalents at beginning of year	9,665	8,461
Cash and cash equivalents at end of year	$8,922	$8,674

Cash paid for taxes	$16	$2
Supplemental non-cash items:
Current and non-current liabilities issued for leasehold improvements	$210	$—

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